SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Bulldog Investors General Partnership
Attn: Phillip Goldstein
60 Heritage Drive
Pleasantville, NY 10570
Phone: 914 747-5262
Fax: 914 747-2150

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12

Insured Municipal Income Fund. Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
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Bulldog Investors General Partnership,
Park 80 West - Plaza Two
Saddle Brook, NJ 07663
(201) 556-0092 // Fax: (201)556-0097 // info@bulldoginvestors.com

August 3, 2009

      IMPORTANT INFORMATION ABOUT YOUR INVESTMENT

Dear Fellow Shareholder of Insured Municipal Income Fund:

As you know, we have long advocated that shareholders should be given an opportunity to realize the net asset value (NAV) of their shares. Thanks to your support, that goal is very close to becoming a reality. Even the incumbent directors have conceded that our nominees are likely to be elected. Clearly, they are not happy about losing their jobs and perks. That is why, after years of resisting the pleas of shareholders to do something about our Fund's discount, they have suddenly done an about face by announcing that if they are re-elected they "intend" to propose that the Fund be liquidated.

When can shareholders expect to receive the liquidation proceeds?
The incumbents don't say. All they say is that if they are re-elected they "intend" to submit a liquidation proposal to shareholders for a vote "most likely this fall." It is no coincidence that they don't say when shareholders would receive any liquidating payments. In fact, the incumbents have conspicuously chosen to use the word "intend" because it allows them plenty of wiggle room to stall or even to change their minds. In fact, after they are safely re-elected, there is nothing to prevent them from "re-considering" their promise and then deciding that liquidation "is not in the best interest of shareholders."

"FOOL ME ONCE -- SHAME ON YOU.  FOOL ME TWICE -- SHAME ON ME."

This is not just a hypothetical possibility. There have been several instances recently where a board of a closed-end fund reneged on a similar "promise" to deliver NAV. On February 1, 2008, we entered into a settlement agreement with Pimco Municipal Advantage Fund (MAF). It provided that if MAF traded at a discount until September 30, 2008, the board would "promptly take the steps necessary to enable the Fund's common stockholders to realize NAV for their shares." Even though the discount condition was met, on October 31, 2008 MAF announced that "the Board determined that it is in the best interests of the Fund and its stockholders to defer taking any action under the discount policy at this time." After some shareholders vociferously complained, the Board agreed to liquidate MAF. Yet, it is almost one year later and MAF still has not been liquidated.

Here is another example. On September 12, 2008 two Putnam municipal bond funds with histories of trading discounts announced that they "expected" to merge into an open-end fund in the first quarter of 2009. Then, on January 9, 2009 Putnam announced that the mergers would be delayed "in light of current unsettled market conditions." Finally, on June 26, 2009, Putnam announced that "current market conditions make it inadvisable to implement the proposed mergers."

There is an important difference between the incumbents and us. As our Fund's largest shareholder, we are committed to deliver NAV as soon as practicable. Our plan is to methodically and opportunistically sell enough of the Fund's portfolio holdings (but without a fire sale) to finance a significant self-tender offer for the Fund's common shares at or close to NAV. If we are elected, we hope to conduct such a tender offer this year. If the tender offer is oversubscribed, we will consider additional measures to provide liquidity at or near NAV, e.g., merging our Fund into an open-end fund.

The incumbents, on the other hand, have already spent more than $1 million of our Fund assets opposing any measures to allow an exit at NAV. Now, faced with the prospect of being ousted, they have reversed course. In what seems like a deathbed conversion they have suddenly concluded that our Fund should be liquidated -- under their careful supervision, of course. However, if they are re-elected, they will have every incentive to stall or even to change their minds and decide that liquidation has become "inadvisable." If the incumbents are re-elected, the only thing we can be sure of is that they will continue to collect their director fees for as long as the Fund exists.

To sum it up, consider these points:

..	The incumbents refuse to guarantee shareholders a timely exit at or near NAV. None of the incumbents have an investment in our Fund and hence, none has an economic incentive to expedite liquidation. To the contrary, they have every incentive to delay liquidation or to subsequently determine that it is "inadvisable."

..	We are the largest shareholder of the Fund.  Consequently, we want to promptly implement our plan to conduct a tender offer for the Fund's shares at or near NAV.

..	Even if the incumbents were sincere, there is no assurance that the votes necessary to approve the Fund's liquidation could be obtained. If the vote fails, the discount could widen with no prospect of an exit at NAV. By contrast, the board itself can implement a tender offer. No shareholder vote is needed.

Therefore, if you want an opportunity to realize NAV as soon as practicable, it is critical that you vote the enclosed GREEN proxy form immediately - even if you have already voted against the incumbent directors on the WHITE proxy form. If your shares are held in street name please vote online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today to insure receipt before August 12th.

If you have any questions about voting your shares, please call our proxy solicitation firm, INVESTORCOM, INC. at (877) 972-0090.

							Very truly yours,


			    	  Phillip Goldstein
			          Principal